Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CyberArk Software Ltd.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-200367 and 333-202850) of CyberArk Software Ltd. of our reports dated March 10, 2016 with respect to the consolidated financial statements of CyberArk Software Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of CyberArk Software Ltd. and its subsidiaries included in CyberArk Software Ltd.’s annual report on Form 20-F for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 10, 2016.

/s/ Kost Forer Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

March 10, 2016